Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Annual Results Demonstrate Strong Improvement While New Contracts, Cost Reduction Activities and Share Repurchase Program Guide to Robust 2020

February 25, 2020 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “Frank’s”) today reported financial and operational results for the three and twelve months ended December 31, 2019.

Fourth Quarter 2019 Financial Highlights

•
Revenue for the quarter totaled $139.4 million, holding steady from the prior quarter despite declines principally in the U.S. onshore market. The Tubulars segment did see significant improvement in customer deliveries. Revenue declined 4% from the prior year quarter largely as a result of U.S. onshore market declines.

•
Net loss of $168.1 million for the fourth quarter period compared to a loss of $23.8 million in the third quarter of 2019. The fourth quarter loss was significantly impacted by a $111.1 million non-cash impairment charge related to goodwill in the Cementing Equipment segment, as well as $43.9 million of severance and other charges, net of tax, primarily related to fixed asset impairments and employee separation costs. Excluding these items, adjusted net loss for the fourth quarter was $13.1 million.

•	Adjusted EBITDA for the quarter of $14.7 million was negatively impacted by approximately $1.3 million in receivable reserves predominately associated with one customer currently in liquidation.

•	Free cash flow generation of $8.6 million during the quarter resulted in a year end cash and cash equivalents balance of $195.4 million.

Full Year 2019 Financial Highlights

•
Revenue of $579.9 million for the full year 2019 was up 11% from the prior year total of $522.5 million. Improvements were noted across all segments with the most significant impact from increased demand for TRS offshore services and international expansion of Cementing Equipment offerings.

•
Net loss of $235.3 million, or $1.05 per diluted share, as compared to a net loss of $90.7 million, or $0.41 per diluted share, for the prior year. The full year included a $111.1 million non-cash impairment charge related to goodwill in the Cementing Equipment segment, as well as $50.4 million of severance and other charges, net of tax, primarily related to fixed asset impairments and employee separation costs. Excluding these items, adjusted net loss for 2019 was $73.9 million, or $0.33 per diluted share.

•
Improved operational results and initial profitability improvement initiatives for the Company resulted in full year 2019 Adjusted EBITDA of $57.5 million, up more than 70% from the 2018 total of $33.2 million.

•	Adjusted EBITDA margins were 9.9% of total revenue, as compared to 6.4% for the prior year providing for incremental margins of 42% year-over-year.

“Frank’s ended 2019 achieving double digit growth on the top line and delivered incremental adjusted EBITDA margins slightly above the midpoint of our estimated 30 to 50 percent range compared to the full year 2018 results, despite a harsher than expected softening in the U.S. onshore market. We made progress in penetrating international markets with our cementing equipment and drilling tools offerings and continued to win new contract awards in our Tubular Running Services segment due to our advanced and differentiated technology offerings and exceptional service delivery. In finishing out 2019, we secured exclusive multi-year awards with two super-major customers in the U.S. Gulf of Mexico for our Cementing Equipment business unit and were recognized as the global revenue market leader for Tubular Running Services by a well-known industry market analytics firm for the first time in over a decade. I would like to congratulate our employees for delivering outstanding 2019 operational and financial performance improvement which saw full year adjusted EBITDA exceed 2018 results by over 70%,” said Michael Kearney, the Company’s Chairman, President and Chief Executive Officer.

“Technology highlights in the fourth quarter included successful first runs of our 36-inch Xtreme3™ connectors in the U.S. Gulf of Mexico and the successful deployment in Europe of our safety enhancing Boxing Device™ system that mechanizes the traditional stabbing process where the operator has to manually align the connection prior to assembly. In December, Frank’s was also selected as the Bronze Award Winner for Oil & Gas Engineering magazine’s annual Product of the Year awards for iCAM™, the Intelligent Connection Analyzed Make-up application. iCAM™ is an automated connection integrity evaluation system that uses machine learning and big data analytics. iCAM™ not only saves valuable time by avoiding errors, it enhances safety and further reduces operator costs by reducing personnel on board.

“In addition to our successful operational execution this year, we completed a comprehensive review of our cost and organizational structure with a goal of improving profitability while continuing to be the high value, low risk provider of premium offerings. Several significant actions were taken during the fourth quarter to position Frank’s for long term success. We began by completing our initial cost reduction actions to secure savings of more than $20 million to be realized during 2020, as well as crafting plans for execution of an additional $10 million in savings and efficiencies to be realized in 2020, for a planned 2020 savings total of $30 million.

“During 2019 we began a granular analysis of all active technology development projects and redirected some of our resources to focus on projects with clear near-term customer demand and an anticipation of profitable revenue. We will continue to invest in research and development and ensure that emphasis is placed on our best technologies with the greatest return potential.

“Additionally, in the fourth quarter we completed a comprehensive review of our asset base. Inventory, equipment, or other assets that had little or no commercial viability were identified and written off or impaired in the fourth quarter.

“We are ahead of schedule in executing our plans to improve profitability and gain greater focus on our technology development and delivery of premium services and products to our customers. With a majority of our 2020 profit improvement initiatives of $30 million completed, we are turning our efforts towards the incremental $15 million of savings targeted in 2021. Our profit improvement initiatives, coupled with improving customer penetration, lead us to believe we can achieve our target of over $100 million in adjusted EBITDA in 2020.”

Mr. Kearney continued, “Our prospects in 2020 are bright and we have several contracts due to commence in the second and third quarter of this year in Europe, West Africa, Asia Pacific and the Middle East. We are cautious about our first quarter 2020 results given that certain projects in the U.S. Gulf of Mexico and Asia Pacific will be generating lower revenue in the first quarter due to rig moves and other operator decisions. Although we anticipate strong 2020 yearly results compared to 2019, we expect first quarter revenue and adjusted EBITDA will decline sequentially due to timing of these projects. New projects scheduled to begin should drive strong results for the second quarter and beyond and will coincide with further realization of our cost savings initiatives for the balance of 2020.

“Frank’s International also intends to initiate a share repurchase program of up to $40 million to benefit our shareholders. Both the Frank’s Board of Directors and management team are dedicated to generating meaningful returns on capital and improving free cash flow. In keeping with this focus, we believe the best path toward creating high shareholder returns is disciplined capital investment in growing the business as well as through a share repurchase program. We believe Frank’s stock represents a competitive and compelling investment in addition to other current opportunities available to the company. We also believe it is essential to continue to maintain a pristine balance sheet and liquidity position. This plan demonstrates our confidence in the long-term value proposition of Frank’s, our ability to generate free cash flow, and our commitment to generating returns to our investors,” Mr. Kearney concluded.

Segment Results

Tubular Running Services

Tubular Running Services revenue was $93.4 million for the fourth quarter of 2019, compared to $102.3 million in the third quarter of 2019, and $100.9 million for the fourth quarter of 2018. The decrease in sequential revenue was primarily driven by reduced customer activity in the U.S. onshore and in several international projects where drilling programs were idled at year end for certain contracts. After a slight revenue decline in the first quarter, the Company expects steady growth throughout 2020, with the majority of revenue growth coming in international markets.

Segment adjusted EBITDA for the fourth quarter of 2019 was $18.6 million, or 19.9% of revenue, compared to $23.9 million, or 23.4% of revenue, for the third quarter of 2019 and $21.6 million, or 21.5% of revenue, for the fourth quarter of 2018. Adjusted EBITDA was lower sequentially and from the previous year due to decreases in U.S. onshore and international revenue, but partially offset by a favorable decrease in compensation related expenses.

Tubulars

Tubulars revenue for the fourth quarter of 2019 was $21.2 million, compared to $12.5 million for the third quarter of 2019, and $22.3 million for the fourth quarter of 2018. The sequential increase was primarily the result of certain tubular product delivery schedules shifting to the fourth quarter from the third quarter of 2019. The year-over-year decline was due to a reduction in demand for tubular products. On a full year basis, drilling tools service line revenue increased by 80% year-over-year, driven by a ramp up in international work in Europe, Middle East and Asia Pacific.

Segment adjusted EBITDA for the fourth quarter of 2019 was $3.1 million, or 14.5% of revenue, compared to $0.5 million, or 3.6% of revenue, for the third quarter of 2019 and $2.8 million, or 12.5% of revenue for the fourth quarter of 2018. The sequential increase was driven by higher tubular product sales and drilling tools revenue.

The Company expects to see significant growth in this segment in 2020 driven by the introduction of new technologies being commercialized and further international market penetration, particularly in the drilling tools offerings. An increase in demand is also expected for the tubular products during the second half of the year.

Cementing Equipment

Cementing Equipment revenue was $24.9 million in the fourth quarter of 2019, compared to $25.6 million in the third quarter of 2019 and $22.7 million for the fourth quarter of 2018. The slight sequential decline was driven by reduced customer activity in the U.S. onshore market. This was partially offset by increased revenue in international markets and the U.S. Gulf of Mexico. International revenue for the full year 2019 was up 32.9% from 2018 levels and the Company expects growth in international markets will continue in 2020.

Segment adjusted EBITDA for the fourth quarter of 2019 was $4.2 million, or 17.0% of revenue, compared to $3.0 million, or 11.8% of revenue, for the third quarter of 2019 and $1.5 million, or 6.8% of revenue, for the fourth quarter of 2018. Despite lower revenue driven by U.S. onshore contraction, adjusted EBITDA improved sequentially due to an increase in higher margin offshore work and lower general and administrative costs as a result of our profitability improvement program.

Profit Improvement Actions

A comprehensive business diagnostic review was initiated during the second quarter of 2019 centered around improving operating performance while at the same time improving our cost structure. Initiatives were identified to create significant efficiencies across selling, general and administrative expense, operations management, technology and manufacturing spend. The initiative areas, once fully implemented, are expected to result in savings of $30 million during 2020 and $45 million annualized by the end of 2021. Part of this effort includes a company-wide reorganization to eliminate redundancies, right-sizing operational bases to activity levels and creating synergies across functions. The Company has completed activities to secure $20 million in 2020 savings and has plans in place to implement an incremental $10 million of savings during the year. During 2020, management will also identify and begin implementation plans on an incremental $15 million in annualized savings for 2021.

Share Repurchase Program

Under the share repurchase program, purchases may be made at management’s discretion from time to time on the open market or through privately negotiated transactions. The repurchase program has no time limit and may be suspended for periods or discontinued at any time. Shares of stock repurchased will be held as treasury shares. The repurchases will be made in accordance with applicable regulatory requirements, and the Company may implement a trading plan under Rule 10b5-1, which would enable purchases to continue during when such purchases might otherwise be suspended due to insider trading laws or because of self-imposed trading blackout periods.

Goodwill and Severance and Other Charges

During the fourth quarter of 2019, the Company performed a quantitative impairment test for our Cementing Equipment reporting unit. Due to lower than projected U.S. onshore activity and a slower than anticipated rebound in the offshore rig count, adjustments were made to our management forecast for this segment. Based on this updated outlook, the impairment test indicated that the fair value of the Cementing Equipment reporting unit was less than the carrying value. As a result, the Company recorded a $111.1 million non-cash goodwill impairment charge.

As a result of a comprehensive review of our operational and organizational structure, we recognized severance and other charges in the fourth quarter 2019 of $43.9 million for costs associated with the impairment of fixed and intangible assets, workforce reductions and inventory impairments based on economic utility. More specifically, certain assets were evaluated to determine future economic value, which resulted in a $32.1 million charge. Additionally, we recorded inventory impairment charges of $4.2 million and severance related charges of $7.0 million, $1.9 million of which represented a cash expense.

Capital Expenditures, Liquidity and Cash Flow

Cash expenditures related to property, plant and equipment and intangibles were $10.0 million for the fourth quarter of 2019 and $36.9 million for the full year 2019, with most of the spending related to new technologically advanced tools and equipment to meet customer demand and to further expand product and service lines to international markets.

As of December 31, 2019, the Company’s consolidated cash, cash equivalents and short-term investments was $195.4 million compared to $190.5 million in the prior quarter and $212.8 million as of the prior year end. The Company had no outstanding debt as of December 31, 2019 compared to $5.6 million as of December 31, 2018. Total liquidity at December 31, 2019 was $240.1 million, including cash and cash equivalents and $44.7 million available under the Company’s Credit Facility. For the fourth quarter of 2019, the Company generated positive cash flows from operations of $18.6 million and free cash flow of $8.6 million.

Income tax expense was $23.8 million, of which $13.3 million was cash taxes, compared to an income tax benefit of $3.0 million in 2018. The year over year increase was related to a non-recurring deferred tax benefit recorded during 2018, tax impacts of the goodwill impairment, foreign withholding and valuation allowances for certain deferred tax assets unlikely to be utilized in future periods.

The Company estimates total capital expenditures for the full year 2020 to range between $45.0 million and $55.0 million as certain equipment ordered during 2019 is delivered and expected to be funded from internally generated cash sources. The Company will continue its focus on capital prudence and will adjust its capital plan according to latest market activity forecast.

The financial measures provided that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Conference Call

The Company will host a conference call to discuss fourth quarter and full year 2019 results on Tuesday, February 25, 2020 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants may join the conference call by dialing (888) 771-4371 or (847) 585-4405. The conference access code is 49379163. To listen via live webcast, please visit the Investor Relations section of the Company's website, www.franksinternational.com. A presentation will also be posted on the Company’s website prior to the conference call.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (888) 843-7419 or (630) 652-3042. The conference call replay access code is 49379163#. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for a period of approximately 90 days.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 3,100 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 50 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Contact:

Blake Holcomb - Investor Relations
Blake.Holcomb@franksintl.com
713-231-2463

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
Revenue:
Services	$111,469	$119,572	$115,776	$473,538	$416,781
Products	27,972	20,845	30,077	106,382	105,712
Total revenue	139,441	140,417	145,853	579,920	522,493

Operating expenses:
Cost of revenue, exclusive of depreciation and amortization
Services (1) (2)	82,556	86,745	83,061	338,325	302,880
Products (1)	20,816	14,247	21,768	78,666	76,183
General and administrative expenses (1) (2)	24,086	26,921	31,839	120,444	126,638
Depreciation and amortization	22,163	21,482	27,132	92,800	111,292
Goodwill impairment	111,108	—	—	111,108	—
Severance and other charges (credits), net	43,938	5,222	2,173	50,430	(310)
(Gain) loss on disposal of assets	53	603	481	1,037	(1,309)
Operating loss	(165,279)	(14,803)	(20,601)	(212,890)	(92,881)

Other income (expense):
Tax receivable agreement (“TRA”) related adjustments	—	—	3,923	220	(1,359)
Other income (expense), net	(1,715)	1,620	140	1,103	2,047
Interest income, net	508	563	1,824	2,265	4,243
Mergers and acquisition expense	—	—	—	—	(58)
Foreign currency gain (loss)	1,817	(3,872)	(2,233)	(2,233)	(5,675)
Total other income (expense)	610	(1,689)	3,654	1,355	(802)

Loss before income taxes	(164,669)	(16,492)	(16,947)	(211,535)	(93,683)
Income tax expense (benefit)	3,424	7,297	(1,049)	23,794	(2,950)
Net loss	$(168,093)	$(23,789)	$(15,898)	$(235,329)	$(90,733)

Loss per common share:
Basic and diluted	$(0.75)	$(0.11)	$(0.07)	$(1.05)	$(0.41)

Weighted average common shares outstanding:
Basic and diluted	225,504	225,415	224,255	225,159	223,999

(1)
For the three months ended December 31, 2018, $7,137 and $4,187 have been reclassified from general and administrative expenses and cost of revenue, products, respectively, to cost of revenue, services. For the year ended December 31, 2018, $28,946 and $8,246 have been reclassified from general and administrative expenses and cost of revenue, products, respectively, to cost of revenue, services. The reclassifications reflect a change in presentation of the information used by the Company’s chief operating decision maker.

(2)
Amounts presented for the three months and year ended December 31, 2018 are different from and supersede data contained in our Reporting Segment Presentation, which was included in our Current Report on Form 8-K filed with the SEC on May 1, 2019, in order to illustrate the reclassification of certain costs to reflect a change in presentation of the information used by the Company's management. Total operating loss, net loss and loss per common share remain unchanged from the amounts previously reported.

FRANK’S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
Revenue
Tubular Running Services	$93,356	$102,277	$100,864	$400,327	$361,045
Tubulars	21,177	12,519	22,312	74,687	72,303
Cementing Equipment	24,908	25,621	22,677	104,906	89,145
Total	$139,441	$140,417	$145,853	$579,920	$522,493

Segment Adjusted EBITDA:
Tubular Running Services	$18,582	$23,884	$21,639	$85,601	$62,515
Tubulars	3,073	456	2,785	11,575	11,246
Cementing Equipment	4,235	3,031	1,543	14,089	8,617
Corporate	(11,211)	(11,350)	(13,145)	(53,744)	(49,146)
Total	$14,679	$16,021	$12,822	$57,521	$33,232

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$195,383	$186,212
Restricted cash	1,357	—
Short-term investments	—	26,603
Accounts receivables, net	166,694	189,414
Inventories, net	78,829	69,382
Assets held for sale	13,795	7,828
Other current assets	10,360	12,651
Total current assets	466,418	492,090

Property, plant and equipment, net	328,432	416,490
Goodwill	99,932	211,040
Intangible assets, net	16,971	31,069
Deferred tax assets, net	16,590	14,621
Operating lease right-of-use assets	32,585	—
Other assets	33,237	28,619
Total assets	$994,165	$1,193,929

Liabilities and Equity
Current liabilities:
Short-term debt	$—	$5,627
Accounts payable and accrued liabilities	120,321	123,981
Current portion of operating lease liabilities	7,925	—
Deferred revenue	657	116
Total current liabilities	128,903	129,724

Deferred tax liabilities	2,923	221
Non-current operating lease liabilities	24,969	—
Other non-current liabilities	27,076	29,212
Total liabilities	183,871	159,157

Stockholders’ equity:
Common stock	2,846	2,829
Additional paid-in capital	1,075,809	1,062,794
Retained earnings (deficit)	(220,805)	16,860
Accumulated other comprehensive loss	(30,298)	(32,338)
Treasury stock	(17,258)	(15,373)
Total stockholders’ equity	810,294	1,034,772
Total liabilities and equity	$994,165	$1,193,929

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(235,329)	$(90,733)
Adjustments to reconcile net loss to cash from operating activities
Depreciation and amortization	92,800	111,292
Equity-based compensation expense	11,280	10,621
Goodwill impairment	111,108	—
Loss on asset impairments and retirements	40,686	—
Amortization of deferred financing costs	371	58
Deferred tax provision (benefit)	727	(14,634)
Provision for bad debts	1,281	159
(Gain) loss on disposal of assets	1,037	(1,309)
Changes in fair value of investments	(2,747)	1,199
Unrealized (gain) loss on derivative instruments	222	(386)
Other	(1,522)	843
Changes in operating assets and liabilities
Accounts receivable	22,152	(63,654)
Inventories	(10,694)	(2,917)
Other current assets	856	4,581
Other assets	(1,285)	258
Accounts payable and accrued liabilities	(3,937)	15,310
Deferred revenue	545	(354)
Other non-current liabilities	(503)	(2,978)
Net cash provided by (used in) operating activities	27,048	(32,644)
Cash flows from investing activities
Purchases of property, plant and equipment and intangibles	(36,942)	(19,734)
Purchase of property, plant and equipment from related parties	—	(36,737)
Proceeds from sale of assets	791	7,089
Purchase of investments	(20,122)	(84,040)
Proceeds from sale of investments	46,739	143,825
Other	(512)	—
Net cash provided by (used in) investing activities	(10,046)	10,403
Cash flows from financing activities
Repayments of borrowings	(5,627)	(5,892)
Treasury shares withheld for taxes	(1,886)	(1,636)
Proceeds from the issuance of ESPP shares	1,752	1,315
Deferred financing costs	(184)	(1,733)
Net cash used in financing activities	(5,945)	(7,946)
Effect of exchange rate changes on cash	(529)	3,384
Net increase (decrease) in cash, cash equivalents and restricted cash	10,528	(26,803)
Cash, cash equivalents and restricted cash at beginning of period	186,212	213,015
Cash, cash equivalents and restricted cash at end of period	$196,740	$186,212

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance.

Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines adjusted net loss as net loss before goodwill impairment, severance and other charges (credits), net, net of tax and mergers and acquisition expense, net of tax. The Company defines adjusted net loss per share as net loss before goodwill impairment, severance and other charges (credits), net, net of tax and mergers and acquisition expense, net of tax, divided by diluted weighted average common shares. The Company defines free cash flow as net cash provided by (used in) operating activities less purchases of property, plant and equipment and intangibles. The Company defines adjusted EBITDA as net income (loss) before interest income, net, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on disposal of assets, foreign currency gain or loss, equity-based compensation, the effects of the tax receivable agreement, unrealized and realized gains or losses and other non-cash adjustments and other charges or credits. The Company uses adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization), income tax, foreign currency exchange rates and other charges and credits. The Company defines adjusted EBITDA margin as adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018

Revenue	$139,441	$140,417	$145,853	$579,920	$522,493

Net loss	$(168,093)	$(23,789)	$(15,898)	$(235,329)	$(90,733)
Goodwill impairment	111,108	—	—	111,108	—
Severance and other charges (credits), net	43,938	5,222	2,173	50,430	(310)
Interest income, net	(508)	(563)	(1,824)	(2,265)	(4,243)
Depreciation and amortization	22,163	21,482	27,132	92,800	111,292
Income tax expense (benefit)	3,424	7,297	(1,049)	23,794	(2,950)
(Gain) loss on disposal of assets	53	603	481	1,037	(1,309)
Foreign currency (gain) loss	(1,817)	3,872	2,233	2,233	5,675
TRA related adjustments	—	—	(3,923)	(220)	1,359
Charges and credits (1)	4,411	1,897	3,497	13,933	14,451
Adjusted EBITDA	$14,679	$16,021	$12,822	$57,521	$33,232
Adjusted EBITDA margin	10.5%	11.4%	8.8%	9.9%	6.4%

(1)
Comprised of Equity-based compensation expense (for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018: $3,042, $2,647 and $2,445, respectively, and for the year ended December 31, 2019 and 2018: $11,280 and $10,621, respectively), Mergers and acquisition expense (for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018: none, none and none, respectively, and for the year ended December 31, 2019 and 2018: none and $58, respectively), Unrealized and realized (gains) losses (for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018: $1,845, $(1,382) and $(161), respectively, and for the year ended December 31, 2019 and 2018: $(228) and $(1,682), respectively), Investigation-related matters (for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018: $481, $632 and $1,213, respectively, and for the year ended December 31, 2019 and 2018: $3,838 and $5,454, respectively) and Other adjustments (for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018: $(957), none and none, respectively, and for the year ended December 31, 2019 and 2018: $(957) and none, respectively).

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
Segment Adjusted EBITDA:
Tubular Running Services	$18,582	$23,884	$21,639	$85,601	$62,515
Tubulars	3,073	456	2,785	11,575	11,246
Cementing Equipment	4,235	3,031	1,543	14,089	8,617
Corporate	(11,211)	(11,350)	(13,145)	(53,744)	(49,146)
	14,679	16,021	12,822	57,521	33,232
Goodwill impairment	(111,108)	—	—	(111,108)	—
Severance and other (charges) credits, net	(43,938)	(5,222)	(2,173)	(50,430)	310
Interest income, net	508	563	1,824	2,265	4,243
Depreciation and amortization	(22,163)	(21,482)	(27,132)	(92,800)	(111,292)
Income tax (expense) benefit	(3,424)	(7,297)	1,049	(23,794)	2,950
Gain (loss) on disposal of assets	(53)	(603)	(481)	(1,037)	1,309
Foreign currency gain (loss)	1,817	(3,872)	(2,233)	(2,233)	(5,675)
TRA related adjustments	—	—	3,923	220	(1,359)
Charges and credits (1)	(4,411)	(1,897)	(3,497)	(13,933)	(14,451)
Net loss	$(168,093)	$(23,789)	$(15,898)	$(235,329)	$(90,733)

(1)
Comprised of Equity-based compensation expense (for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018: $3,042, $2,647 and $2,445, respectively, and for the year ended December 31, 2019 and 2018: $11,280 and $10,621, respectively), Mergers and acquisition expense (for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018: none, none and none, respectively, and for the year ended December 31, 2019 and 2018: none and $58, respectively), Unrealized and realized gains (losses) (for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018: $(1,845), $1,382 and $161, respectively, and for the year ended December 31, 2019 and 2018: $228 and $1,682, respectively), Investigation-related matters (for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018: $481, $632 and $1,213, respectively, and for the year ended December 31, 2019 and 2018: $3,838 and $5,454, respectively) and Other adjustments (for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018: $957, none and none, respectively, and for the year ended December 31, 2019 and 2018: $957 and none, respectively).

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

FREE CASH FLOW RECONCILIATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018

Net cash provided by (used in) operating activities	$18,563	$25,874	$2,750	$27,048	$(32,644)
Less: purchases of property, plant and equipment and intangibles	9,963	9,739	41,914	36,942	56,471
Free cash flow	$8,600	$16,135	$(39,164)	$(9,894)	$(89,115)

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

RECONCILIATION OF ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018

Net loss	$(168,093)	$(23,789)	$(15,898)	$(235,329)	$(90,733)
Goodwill impairment	111,108	—	—	111,108	—
Severance and other charges (credits), net (net of tax)	43,868	5,222	1,806	50,360	(845)
Mergers and acquisition expense (net of tax)	—	—	—	—	58
Net loss excluding certain items	$(13,117)	$(18,567)	$(14,092)	$(73,861)	$(91,520)

Loss per diluted share	$(0.75)	$(0.11)	$(0.07)	$(1.05)	$(0.41)
Goodwill impairment	0.49	—	—	0.49	—
Severance and other charges (credits), net (net of tax)	0.20	0.02	0.01	0.23	(0.01)
Mergers and acquisition expense (net of tax)	—	—	—	—	—
Loss per diluted share excluding certain items	$(0.06)	$(0.09)	$(0.06)	$(0.33)	$(0.42)